UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

This filing contains a press release issued by Hudson Executive Capital LP, dated February 5, 2020.

* * * * *

HUDSON EXECUTIVE URGES USA TECHNOLOGIES TO ACCELERATE

ANNUAL MEETING DATE

No valid reason to further delay shareholder meeting in light of imminent Nasdaq delisting

NEW YORK—FEBRUARY 5, 2020—Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.3% of USAT’s common stock, today urged USAT to accelerate the date of its Annual Meeting of Shareholders that is currently scheduled for April 30, 2020, the last day permitted under a Pennsylvania court order to hold the meeting. Hudson Executive notes that the Company’s previously stated reason for delaying the annual meeting - to regain compliance with Nasdaq listing requirements - is no longer valid in light of the Company’s disclosure that Nasdaq has rejected the Company’s appeal and will delist its securities imminently.

“USA Technologies’ failure to regain its Nasdaq listing erodes shareholder value and further demonstrates in our view the need for a new Board and management team. Several months ago, the Executive Chairman said that regaining the Company’s Nasdaq listing was his most important priority. Once again, the current management and Board have failed to deliver,” stated Douglas Braunstein, Founder and Managing Partner of Hudson Executive. “Given the incumbent Board’s track record, we do not believe it should be entrusted to make further decisions that impact USAT’s value, especially those regarding potential strategic transactions. There is no longer any excuse to further delay the annual meeting, and the Board should accelerate that meeting to the earliest possible date so that shareholders can choose who they want to lead the Company going forward.”

Hudson Executive further urges USAT to publicly disclose all of its correspondence with Nasdaq, in the interest of transparency. USAT shareholders deserve to understand why the Nasdaq Board of Directors upheld the Nasdaq Listing and Hearing Review Council’s decision to suspend trading of the Company’s securities on Nasdaq and to delist the Company’s securities despite the arguments it made.

Hudson Executive also believes the Company must provide a full explanation for its recent and extraordinary payment of over $1.2 million to Antara Capital. The Company’s failure to file the registration statement required under the Registration Rights Agreement with Antara Capital dated October 9, 2019 is another example of the incumbent Board and management’s inability or unwillingness to execute on basic obligations, to the detriment of the shareholders.

Mr. Braunstein concluded, “We believe these most recent deficiencies make it painfully clear that the current Board is failing to uphold its obligations as fiduciaries and that shareholders must be provided the right to immediately remedy this value-destructive behavior by exercising their fundamental right to vote their shares.”

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833